Exhibit 99.1

   GATEWAY FINANCIAL HOLDINGS ANNOUNCES EXPANSION INTO RALEIGH, NORTH CAROLINA

    ELIZABETH CITY, N.C., July 26 /PRNewswire-FirstCall/ -- Gateway Financial Holdings, Inc. (Nasdaq: GBTS), the holding company for Gateway Bank & Trust Co., today announced plans by the Bank to expand into the Raleigh, North Carolina metropolitan area, working with a team of bankers experienced in that market to open a full-service branch. Gateway is applying for the necessary regulatory approvals, and opening of the branch office is subject to receipt of these approvals.

    Commenting on Gateway's latest expansion, D. Ben Berry, Chairman and CEO, stated, "We are excited to have found an experienced team of professionals to initiate our entry into the vibrant Raleigh market. We have been looking for the right people to open an office in this attractive market, and believe we have found a team that incorporates Gateway's values, our commitment to exceptional quality of service and to the communities we serve."

    About the Company
    Gateway Financial Holdings, Inc. is the parent company of Gateway Bank & Trust Co. Gateway Bank & Trust Co. is a full-service community bank with a total of eighteen offices in Elizabeth City (3), Edenton, Kitty Hawk, Nags Head, Moyock, Plymouth and Roper, North Carolina, and in Virginia Beach (5), Chesapeake (2), Suffolk and Emporia, Virginia. The Bank also provides insurance through its Gateway Insurance Services, Inc. subsidiary and brokerage services through its Gateway Investment Services, Inc. subsidiary. Please visit our web site at www.gatewaybankandtrust.com.

    Forward-Looking Statements
    This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the actual events and circumstances to vary from those described in this release. These factors include the regulatory approval process, lease negotiations, construction delays, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

SOURCE  Gateway Financial Holdings, Inc.
    -0-                             07/26/2005
    /CONTACT: D. Ben Berry, Chairman, President and CEO, or Mark A. Holmes, Senior Executive Vice President and CFO, of Gateway Financial Holdings, Inc., +1-252-334-1511/
    /Web site:  http://www.gatewaybankandtrust.com /